Smokers Tablet Test (continued)

Selection Criteria

Excluded from the test were persons who had chronic illnesses such as respiratory or heart and blood vessel diseases including chronic bronchitis asthma, phthisic, and chronic pharyngitis. Persons with mental illnesses were also excluded from the project.

Periods of treatment

Candidates were didvided into four groups as follows;

Those who had smoked for:

5 years 10 years 15 years and 20 years.

The herbal tablets were taken orally with warm boiled water in doses of two tablets three times daily.

The tablets were dissolved in the mouth with the warm water for 30 seconds before ingesting.

Results:

Cleansing Results

Treatment period		30 Days	60days	90days
Smokers for	5-yrs	87%	90%	95%
	10 yrs	85%	95%	97%
	15 yrs	82%	89%	95%
	20 yrs	80%	90%	95%

Laboratory test results:

Significant increase in white blood cells as well as neutral granule cells.

Mild and moderate hypoxemia and hypercapnia corrected

X-ray shows significant improvement as abnormality almost completely disappeared.

Pulmonary function returned to normal.

Conclusion:

The forgoing test results show significant improvements in all the areas under observation. These included cough, phlegm, pharyngoxerosis, asthma and breathing irregularities There were no negative side effects.

Chinese Social Welfare TCM Hospital
December 6, 1995

中国社会福利中医医院